ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM 147315157_5 Exhibit 5 September 20, 2024 State Street Corporation One Congress Street Boston, Massachusetts 02114 Ladies and Gentlemen: This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by State Street Corporation, a Massachusetts corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of $300,000,000 of unsecured deferred compensation obligations (the “Obligations”) of the Company delivered to participants under the State Street Corporation Management Supplement Savings Plan, as amended and restated effective September 1, 2024 (the “Plan”). We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of this opinion, we have examined and relied upon such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons. The opinions expressed below are limited to the laws of the Commonwealth of Massachusetts. Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that (1) the Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan; and (2) the provisions of the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, to the extent applicable, pertaining to such provisions. Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

- 2 - 147315157_5 Very truly yours, /s/ Ropes & Gray LLP Ropes & Gray LLP